Exhibit 10.2
EXECUTION COPY

FIFTH AMENDED AND RESTATED
EMPLOYMENT AGREEMENT
This Fifth Amended and Restated Employment Agreement (“Agreement”) is made and entered into as of November 30, 2017, by and between DEI HOLDINGS, INC., a Florida corporation (the “Company”), and KEVIN P. DUFFY (the “Executive”).
Recitals
A.The Company is engaged in the business of designing and marketing consumer branded vehicle security and convenience systems, as well as home audio and mobile audio products (collectively, and as may be modified by the Company from time to time, the “Business”).
B.The Company and the Executive are parties to the Fourth Amended and Restated Employment Agreement, dated as of May 9, 2014 (the “Prior Agreement”).
C.The Company desires to continue to employ the Executive and the Executive desires to continue to be employed by the Company, upon the terms and conditions set forth in this Agreement.
NOW THEREFORE, in consideration of (i) the Executive’s employment with the Company, (ii) the compensation paid to the Executive and the benefits provided to the Executive in connection with such employment, (iii) the Executive’s use of the equipment, supplies, facilities and other resources of the Company, and (iv) the opportunity provided to the Executive by the Company to acquire or use information relating to or based on the Business and to work and develop in the field for which the Executive is employed, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
ARTICLE I
INTERPRETATION OF THIS AGREEMENT
1.1Defined Terms. As used herein, the following terms when used in this Agreement have the meanings set forth below:
1.1.1“Affiliate” has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act of 1934, as amended.
1.1.2“Base Salary” shall have the meaning given to it in Section 2.2 of this Agreement.
1.1.3“Board” means the Board of Directors of the Company.
1.1.4“Cause” means

(i)the failure by the Executive to perform the Executive’s duties with the Company, as determined by the Board (other than any such failure resulting from the Executive’s incapacity due to physical or mental illness), which failure to perform is not cured within 60 days after a written demand for substantial performance is delivered to the Executive by the Board;
(ii)the Executive’s conviction of a felony involving deceit, fraud, or moral turpitude or with respect to which public knowledge thereof could result in a Material Adverse Effect or materially affect the Executive’s ability to perform his duties;
(iii)the engaging by the Executive in conduct which the Board determines is injurious to the Company, monetarily or otherwise, or which could result in a Material Adverse Effect;
(iv)the commission by the Executive of an act or acts involving fraud, embezzlement, misappropriation, theft, breach of fiduciary duty or dishonesty against the property or personnel of the Company or any of its Affiliates; or
(v)the breach by the Executive of any of the terms of this Agreement, which breach is not cured within 15 days after written demand to cure such breach is delivered to the Executive by the Board.
1.1.5“Change of Control” means
(i)any Person (other than the Company or any trustee or other fiduciary holding securities under an employee benefit plan of the Company) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended), directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding securities eligible to vote;
(ii)the merger or consolidation of the Company with any other corporation or other business entity, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; provided, however, that a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person acquires more than 50% of the combined voting power of the Company’s then outstanding securities shall not constitute a Change of Control; or
(iii)the sale or disposition by the Company of all or substantially all of its assets.
1.1.6“Company” shall have the meaning given to it in the first sentence of this Agreement.

1.1.7“Company Information” means Confidential Information and Trade Secrets.
1.1.8“Confidential Information” means confidential data and confidential information relating to the business of the Company (which does not rise to the status of a Trade Secret under applicable law) which is or has been disclosed to the Executive or of which the Executive became aware as a consequence of or through his employment with the Company and which has value to the Company and is not generally known to the competitors of the Company. Confidential Information does not include any data or information that (a) has been voluntarily disclosed to the general public by the Company (other than by any act or omission of the Executive without the approval of the Board), (b) otherwise enters the public domain through lawful means, or (c) was known to the Executive prior to his employment by the Company.
1.1.9“Disability” means the Executive’s inability to perform his normal duties as a result of incapacity due to physical or mental illness, for (a) any 90 consecutive calendar day period, or (b) any 60 business days (whether or not consecutive) during any 365 calendar day period.
1.1.10“Employment Period” shall have the meaning given to it in Section 2.1 hereof.
1.1.11“Executive” shall have the meaning given to it in the first sentence of this Agreement.
1.1.12“Good Reason” shall mean that the Executive has complied with the “Good Reason Process” (hereinafter defined) following the occurrence of any of the following events without the consent of the Executive: (i) the assignment to the Executive of duties inconsistent with the Executive’s position (including status, offices, titles, and reporting requirements), authority, duties, or responsibilities as contemplated by Section 2.3 of this Agreement, excluding for this purpose an isolated, insubstantial, and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive; (ii) a material diminution in (A) the Executive’s Base Salary or the deferred salary paid by the Company pursuant to Section 2.2.5, in each case, except for across-the-board salary reductions similarly affecting all or substantially all senior management of the Company, with any reduction not to be more than 10% in total, or (B) automobile related benefits, if any; or (iii) the Company’s requiring the Executive to be based at any office or location more than 50 miles from Vista, California, except for travel reasonably required in the performance of the Executive’s responsibilities. “Good Reason Process” shall mean that: (a) the Executive reasonably determines in good faith that a Good Reason condition has occurred; (b) the Executive notifies the Company in writing of the first occurrence of the Good Reason condition within 90 days of the first occurrence of such condition; (c) the Executive cooperates in good faith with the Company’s efforts, for a period not less than 30 days following such notice (the “Cure Period”), to remedy the condition; (d) notwithstanding such efforts, the Good Reason condition continues to exist; and (e) the Executive terminates his employment within 90 days after the end of the Cure Period. If the Company cures the Good Reason condition during the Cure Period, Good Reason shall be deemed not to have occurred.

1.1.13“Material Adverse Effect” shall mean a material adverse effect on the business, assets, properties, results of operations, financial condition, or prospects of the Company or any of its Affiliates.
1.1.14“Non-Solicitation Period” shall mean a period of time equal to (a) the Severance Period, if the Executive is terminated without Cause, or (b) a period of 12 months after the Termination Date if the Executive resigns with Good Reason or if the Employment Period terminates for any reason other than termination by the Company without Cause.
1.1.15“Notice of Termination” shall have the meaning given to it in Section 2.1 hereof.
1.1.16“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).
1.1.17“Phantom Plan” means the Viper Holdings Corporation Amended and Restated Management Phantom Plan (as amended and in effect).
1.1.18“Previous Year’s Final Bonus Amount” means the amount of any annual bonus earned or awarded for the fiscal year preceding that in which the Termination Date occurs and that remains unpaid on the Termination Date.
1.1.19“Significant Competitor” has the meaning given to it in Section 3.6 hereof.
1.1.20“Significant Customer” has the meaning given to it in Section 3.6 hereof.
1.1.21“Subsidiary” when used with respect to any Person means any other Person, whether incorporated or unincorporated, of which (a) more than 50% of the securities or other ownership interests or (b) securities or other interests having by their terms ordinary voting power to elect more than 50% of the board of directors or others performing similar functions with respect to such corporation or other organization, is directly owned or controlled by such Person or by any one or more of its Affiliates.
1.1.22“Target Bonus Amount” has the meaning set forth in Section 2.5.
1.1.23“Termination Date” shall have the meaning given to it in Section 2.1 hereof.
1.1.24“Trade Secrets” means information of the Company including, but not limited to, technical or nontechnical data, formulas, patterns, compilations, programs, financial data, financial plans, product or service plans, business plans, or lists of actual or potential customers or suppliers that (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

1.2Interpretation. The words “herein,” “hereof,” “hereunder” and other words of similar import refer to this Agreement as a whole, as the same from time to time may be amended or supplemented and not any particular section, paragraph, subparagraph, or clause contained in this Agreement. Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and the plural, and pronouns stated in masculine, feminine, or neuter gender shall include the masculine, feminine, and the neuter.
ARTICLE II
EMPLOYMENT
2.1Duration. The Company agrees to continue to employ the Executive and the Executive agrees to be so employed until the first to occur of
(i)the date specified in a Notice of Termination given by the Executive in connection with his voluntary resignation other than for Good Reason (which shall not be less than 60 days from the date such Notice of Termination is given);
(ii)the date specified in a Notice of Termination stating that the Board has determined that the Executive’s employment be terminated for Cause;
(iii)the date specified in a Notice of Termination given by the Company stating that the Board has determined to terminate the Executive’s employment with the Company other than for Cause (in which event, the Executive will be entitled to severance pay as described in Section 2.4 below) (termination pursuant to this clause (iii) is sometimes referred to in this Agreement as “termination without Cause”);
(iv)the date specified in a Notice of Termination given by the Executive in connection with his resignation for Good Reason;
(v)the date of the Executive’s death; or
(vi)the date specified in a Notice of Termination given by the Company or the Executive in connection with a termination of the Executive’s employment by reason of his Disability.
For purposes of this Agreement, the term “Employment Period” shall mean such period of employment and the term “Termination Date” shall mean the date on which the Employment Period terminates. Any purported termination of the Executive’s employment by the Company or by the Executive shall be communicated by written notice of termination to the other party hereto in accordance with Section 4.3 below, which notice shall indicate the specific termination provision in this Section 2.1 relied upon (a “Notice of Termination”).
Subject to the severance provisions set forth in Section 2.4 below, the parties agree that the Executive’s employment will be “at-will” employment and may be terminated at any time with or without Cause subject to the terms of this Agreement. The Executive understands and agrees that neither the Executive’s job performance nor promotions, commendations, bonuses or the like from the Company give rise to or in any way serve as the basis for modification, amendment, or extension, by implication or otherwise, of the Executive’s at-will employment status.
2.2Salary and Benefits. During the Employment Period, the Company will pay the Executive a base salary at the rate of $600,000 per annum or at such higher rate as the Board designates in its sole discretion from time to time (“Base Salary”), payable in installments consistent with the Company’s normal payroll schedule, subject to applicable withholding and other taxes.
2.2.1the Executive will be entitled to participate in all medical and hospitalization, group life insurance, retirement and any and all other fringe benefit plans as are from time to time provided by the Company to its executives, subject to the provisions of such plans, including, without limitation, eligibility criteria and contribution requirements, as the same may be in effect from time to time;
2.2.2the Executive will be entitled to a maximum of four weeks vacation each year with salary, which shall be governed by the Company’s vacation policy generally applicable to the Company’s employees; provided, however, that in no event may a vacation be taken at a time when to do so could, in the reasonable judgment of the Board, materially adversely affect the business of the Company;
2.2.3the Executive will be entitled to reimbursement for reasonable business expenses incurred by the Executive (subject to submission of appropriate substantiation by the Executive);
2.2.4the Executive will be entitled to reimbursement (subject to submission of appropriate substantiation by the Executive) for reasonable expenses incurred in attending trade association meetings and shows for the Executive where such attendance is appropriate for a particular meeting or show; and
2.2.5the Company will, promptly after the end of each calendar year during the Employment Period, make a payment of $25,000 in deferred salary to the deferred compensation plan previously established for Executive’s benefit.
2.3Services. During the Employment Period, the Executive will serve as Chief Executive Officer of the Company and Chief Executive Officer of Sound United, President of Polk Audio and President of Definitive Technology and will render such services of an executive and administrative character to the Company (which are within his ability) as the Board or the Chairman of the Board may from time to time direct. The Executive will devote his best efforts and substantially all of his business time and attention (except for vacation periods and reasonable periods of illness or other incapacity) to the business of the Company. During the Employment Period, Executive will serve as a member of the Board. Notwithstanding the foregoing, Executive may serve on the board of directors or other governing body of for-profit organizations, non-profit organizations, schools, trade associations and similar entities provided that such service does not materially affect Executive’s performance of his duties hereunder and that the Board approves such activities.
2.4Severance Pay.

2.4.1If, as a result of or within 24 months following a Change of Control,
(i)the Executive’s employment is terminated without Cause pursuant to Section 2.1(iii), or
(ii)the Executive resigns for Good Reason pursuant to Section 2.1(iv), then, subject to the Executive signing a release of claims in substantially the form attached hereto as Exhibit A-1 or Exhibit A-2 (as applicable) (the “Release”) and the expiration of the seven-day revocation period for the Release, the Company will (A) within 45 days of the Termination Date, pay to the Executive a lump-sum amount equal to (x) 24 months of the Executive’s then current Base Salary, plus (y) the Executive’s Target Bonus Amount multiplied by two, plus (z) the Executive’s Previous Year’s Final Bonus Amount; provided, however, that if the 45-day period begins in one calendar year and ends in a second calendar year, such severance payment shall be paid in the second calendar year; and (B) at the same time that annual bonuses are paid to substantially all of the executives of the Company, pay to the Executive the annual bonus that would have been earned by the Executive for the year in which the Termination Date occurs (as determined by the Board) pro-rated on a straight-line basis from the first day of such year to the Termination Date (in each case of clauses (A) and (B), subject to applicable withholding and other taxes). Upon the making of all such payments, except as otherwise provided in Sections 2.4.3 or 4.1, the Company will have no further obligation to the Executive. All payments of severance under this Section 2.4.1 are subject to the Executive complying with the covenants in Sections 3.1 through (and including) 3.6 of this Agreement.
2.4.2    If
(i)the Executive’s employment is terminated without Cause pursuant to Section 2.1(iii) other than as a result of or within 24 months following a Change of Control pursuant to Section 2.4.1(i), or
(ii)the Executive resigns for Good Reason pursuant to Section 2.1(iv) other than as a result of or within 24 months following a Change of Control pursuant to Section 2.4.1(ii), then, subject to the Executive signing a Release and the expiration of the seven-day revocation period for the Release, the Company will (A) within 45 days of the Termination Date, pay to the Executive a lump-sum amount equal to (x) 18 months of the Executive’s then current Base Salary, plus (y) the Executive’s Target Bonus Amount multiplied by 1.5, plus (z) the Executive’s Previous Year’s Final Bonus Amount; provided, however, that if the 45-day period begins in one calendar year and ends in a second calendar year, such severance payment shall be paid in the second calendar year; and (B) at the same time that annual bonuses are paid to substantially all of the executives of the Company, pay to the Executive the annual bonus that would have been earned by the Executive for the year in which the Termination Date occurs (as determined by the Board) pro-rated on a straight-line basis from the first day of such year to the Termination Date (in each case of clauses (A) and (B), subject to applicable withholding and other taxes). Upon the making of all such payments, except as otherwise provided in Sections 2.4.3 or 4.1, the Company will have no further obligation to the Executive. All payments of severance under this

Section 2.4.2 are subject to the Executive complying with the covenants in Sections 3.1 through (and including) 3.6 of this Agreement.
2.4.3In addition, the Company will make a lump-sum payment to the Executive equal to the Company’s cost to provide, under its then-current plans, for a period of 24 months (if the Executive receives a lump-sum amount equal to 24 months of the Executive’s Base Salary pursuant to Section 2.4.1) or for a period of 18 months (if the Executive receives a lump-sum amount equal to 18 months of the Executive’s Base Salary pursuant to Section 2.4.2) (whichever such period applies is referred to as the “Severance Period”), the following: (i) benefits substantially similar to those which the Executive was receiving or entitled to receive under the Company’s life, disability, accident and group health insurance plans or any similar plans in which the Executive was participating immediately prior to the Termination Date, and (ii) the automobile-related benefits (if any) that Executive was receiving immediately prior to the Termination Date. Benefits otherwise receivable by the Executive pursuant to the preceding sentence shall be reduced to the extent comparable benefits are actually received on the Executive’s behalf during the Severance Period, and such benefits actually received by the Executive shall be reported by him to the Company (it being agreed that the Executive will promptly repay such amounts to the Company).
2.5Incentive Compensation. Executive will be eligible to earn an annual bonus in respect of each fiscal year during the Employment Period based on the achievement of performance goals to be established by the Board. The target amount of the annual bonus the Executive is eligible to earn is an amount equal to 100% of the Executive’s Base Salary for the applicable year (the “Target Bonus Amount”). The Executive’s achievement of performance goals and the amount of the bonus shall be determined by the Board (or the Compensation Committee of the Board) in its sole discretion. Without limitation of the foregoing, the Board may (in its sole discretion) pay an annual bonus of 200% of the Executive’s Base Salary based on performance and/or other discretionary bonuses, as determined by the Board. Bonuses will be paid by the Company no later than the earlier of (i) seventy-five (75) days after the end of the applicable bonus period and (ii) March 15 of the year immediately following the applicable bonus period. Except expressly provided in Section 2.4, the Executive must be employed by the Company or its Affiliates on the day on which any bonus is paid to earn such bonus.
ARTICLE III
PROPERTY AND BUSINESS OF THE COMPANY
3.1Nondisclosure. During the Employment Period and during the periods described in the last sentence of this Section 3.1, the Executive (a) will receive and hold all Company Information in trust and in strictest confidence, (b) will protect the Company Information from disclosure and will in no event take any action causing, or fail to take any action reasonably necessary to prevent, any Company Information to lose its character as Company Information, and (c) except as required by the Executive’s duties in the course of his employment by the Company or by applicable law, will not, directly or indirectly, use, disseminate, or otherwise disclose any Company Information to any third party without the prior written consent of the Board or the Chairman of the Board, which may be withheld in the Board’s or the Chairman of the Board’s absolute discretion. The provisions of this Section 3.1 shall survive the termination of the Executive’s employment (i) for a period of five years with respect to Confidential Information, and (ii) with respect to Trade Secrets, for so long as any such information qualifies as a Trade Secret under applicable law.
3.2Books and Records. All books, records, reports, writings, notes, notebooks, computer programs, sketches, drawings, blueprints, prototypes, formulas, photographs, negatives, models, equipment, chemicals, reproductions, proposals, flow sheets, supply contracts, customer lists, and other documents and/or things relating in any manner to the business of the Company (including but not limited to any of the same embodying or relating to any Confidential Information or Trade Secrets), whether prepared by the Executive or otherwise coming into the Executive’s possession, shall be the exclusive property of the Company and shall not be copied, duplicated, replicated, transformed, modified, or removed from the premises of the Company except pursuant to and in furtherance of the business of the Company and shall be returned immediately to the Company on the Termination Date or on the Company’s request at any time.
3.3Inventions and Patents. Subject to the provisions of Sections 2870 through 2872 of the California Labor Code, the Executive agrees that all inventions, innovations, or improvements in the Company’s method of conducting its business (including new contributions, improvements, ideas, and discoveries, whether patentable or not) conceived or made by him during his employment with the Company belong to the Company and the Executive hereby assigns all of such contributions, improvements, ideas, and discoveries to the Company. The Executive will promptly disclose such inventions, innovations and improvements to the Company and will perform all actions reasonably requested by the Board to establish and confirm such ownership.
3.4Other Businesses. Except as provided in Section 2.3, the Executive shall not, without the express written consent of the Board, during the Employment Period, become engaged in, render services for, or permit his name to be used in connection with, any business other than the business of the Company.
3.5Non-Solicitation of Employees. During the Employment Period and for a period of time equal to the Non-Solicitation Period, the Executive will not, directly or indirectly, (i) solicit for employment or employ (or attempt to solicit for employment or employ), for himself or on behalf of any sole proprietorship, partnership, corporation, limited liability company or business or any other Person (other than the Company or any of its Subsidiaries), any employee of the Company or any Person who was an employee during the one year period preceding the date of such solicitation, employment, or attempted solicitation or employment, or (ii) encourage any such employee to leave his or her employment with the Company. To the extent that the covenant provided for in this Section 3.5 may later be deemed by a court to be too broad to be enforced with respect to its duration or with respect to any particular activity or geographic area, the court making such determination shall have the power to reduce the duration or scope of the provision, and to add or delete specific words or phrases to or from the provision. The provision as modified shall then be enforced.

3.6Non-Solicitation of Customers. During the Employment Period and for a period of time equal to the Non-Solicitation Period, the Executive will not, directly or indirectly,(i) solicit sales from any Significant Customer (as defined below) on behalf of any Significant Competitor (as defined below), or (ii) encourage any Significant Customer to cease its business relationship with the Company. To the extent that the covenant provided for in this Section 3.6 may later be deemed by a court to be too broad to be enforced with respect to its duration or with respect to any particular activity, the court making such determination shall have the power to reduce the duration or scope of the provision, and to add or delete specific words or phrases to or from the provision. The provision as modified shall then be enforced. A “Significant Customer” is any customer of the Company or any of its Subsidiaries that during the 12 month period immediately prior to the Termination Date accounted for $1,000,000 or more of revenue to the Company and its Subsidiaries. A “Significant Competitor” is any sole proprietorship, partnership, corporation, limited liability company or business or any other Person (other than the Company or any of its Subsidiaries) that designs, manufactures, sells, markets or distributes products or services in the vehicle security or convenience or home audio categories, but only if annual revenues of such sole proprietorship, partnership, corporation, limited liability company or business or any other Person with respect to any such products or services exceeds $10 million.
ARTICLE IV
MISCELLANEOUS
4.1409A.
4.1.1The parties believe that if amounts are paid at the time or times indicated in this Agreement, then the payments will not be required to be delayed for six months under 409(a)(2)(B) of the Internal Revenue Code of 1986, as amended (the “Code”). However, notwithstanding anything to the contrary in this Agreement, if at the time of the Executive’s separation from service within the meaning of Section 409A of the Code, the Company determines that the Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that the Executive becomes entitled to under this Agreement on account of the Executive’s separation from service would be considered deferred compensation subject to the 20 percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six months and one day after the Executive’s separation from service, or (B) the Executive’s death. If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule.
4.1.2All in-kind benefits provided and expenses eligible for reimbursement under this Agreement shall be provided by the Company or incurred by the Executive during the time periods set forth in this Agreement. All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred. The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year. Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.
4.1.3To the extent that any payment or benefit described in this Agreement constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon the Executive’s termination of employment, then such payments or benefits shall be payable only upon the Executive’s “separation from service.” The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h).
4.1.4The parties intend that this Agreement will be administered in accordance with Section 409A of the Code. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code. The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.
4.1.5The Company makes no representation or warranty and shall have no liability to the Executive or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.
4.2Gross-Up Payments.
4.2.1In the event that any compensation, payment or distribution by the Company to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement, the Phantom Plan, or otherwise (the “Parachute Payments”), would be subject to the excise tax imposed by Section 4999 of the Code (such excise tax hereinafter referred to as the “Excise Tax”), then the Executive shall be entitled to receive an additional payment or payments (collectively, the “Gross-Up Payment”) such that the net amount retained by the Executive, after (i) deduction of any Excise Tax on the Parachute Payments, and (ii) deduction of any federal, state, and local income tax, employment tax and Excise Tax upon the 280G Gross-Up Payment, shall be equal to the Parachute Payments. Notwithstanding the foregoing and notwithstanding anything in this Agreement or the Phantom Plan to the contrary, the Company and the Executive shall use reasonable efforts to satisfy the shareholder approval requirements set forth in Q/A-7 of Treasury Regulations Section 1.280G-1 with respect to such Parachute Payments (the “280G Shareholder Approval Requirements”) and in connection therewith each Executive shall execute such releases, waivers of potential Parachute Payments (to the extent necessary to avoid the Excise Tax), or other documents necessary to seek to obtain the requisite shareholder approval in a manner satisfying the 280G Shareholder Approval Requirements.

4.2.2Subject to the provisions of Section 4.2.3 below, all determinations required to be made under this Section 4.2, including whether any Gross-Up Payment is required and the amount of such Gross-Up Payment, shall be made by a nationally recognized accounting firm selected by the Board (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and the Executive within 30 business days of the date giving rise to the need for such calculation (the relevant date being the “Gross-Up Calculation Date”). For purposes of determining the amount of any Gross-Up Payment, the Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation applicable to individuals for the calendar year in which the Gross-Up Payment is to be made, and state and local income taxes at the highest marginal rates of individual taxation in the state and locality of the Executive’s residence on the Gross-Up Calculation Date, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes. The Gross-Up Payment, if any, as determined pursuant to this Section 4.2, shall be paid to the relevant tax authorities as withholding taxes on behalf of the Executive at such time or times when each Excise Tax or income tax payment is due. Any determination by the Accounting Firm shall be binding upon the Company and the Executive.
4.2.3The Executive shall notify the Company in writing of any claim by the Internal Revenue Service or other taxing authority that, if successful, would require the payment by the Company of a Gross-up Payment. Such notification shall be given as soon as practicable but no later than ten (10) business days after the Executive knows of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the thirty (30)-day period following the date on which he gives such notice to the Company. If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, provided that the Company has set aside adequate reserves to cover the underpayment, the Executive shall:
(i)give the Company any information reasonably requested by the Company relating to such claim,
(ii)take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney selected by the Company,
(iii)cooperate with the Company in good faith in order to effectively contest such claim, and
(iv)permit the Company to participate in any proceedings relating to such claim.
4.2.4If, after a Gross-Up Payment by the Company on behalf of the Executive pursuant to this Section 4.2, the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto).

4.3Notices. Any notice, request, demand, claim, or other communication hereunder that is required to be made in writing shall be deemed duly given on the second business day after if it is sent by registered or certified mail, return receipt requested, postage prepaid, or, on the next business day after if sent by a reputable overnight courier such as Federal Express, and addressed to the intended recipient as set forth below:
If to the Executive:
Kevin Duffy
205 Via Galicia
San Clemente, CA 92672
Email: kpduffy8@gmail.com

With copies to (which shall not constitute notice to the Executive):
Dorsey & Whitney LLP
50 South Sixth Street, Suite 1500
Minneapolis, MN 55402-1498
Attention: Michael J. Voves
Facsimile: 952-516-5506
Email: voves.michael@dorsey.com
If to the Company:
One Viper Way
Vista, California 92083
Attention: Chairman of the Board

With copies to (which shall not constitute notice to the Company):

Goodwin Procter LLP
100 Northern Avenue
Boston, MA 02210
Attention: Amber R.E. Dolman
Facsimile: 617-523-1231
Email: adolman@goodwinlaw.com
Either party hereto may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, messenger service, telecopy, telex, ordinary mail or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Either party hereto may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other party notice in the manner herein set forth.

4.4Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal, or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality, or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed, and enforced in such jurisdiction as if such invalid, illegal, or unenforceable provision had never been contained herein. This Section 4.4 shall be read consistently with Sections 3.5 and 3.6 as the parties intend that such provisions may be modified by a court of competent jurisdiction only to the extent necessary to allow for enforcement thereof.
4.5Complete Agreement. This Agreement embodies the complete agreement and understanding among the parties and supersedes and preempts any prior understandings, agreements, or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way, including the Prior Agreement.
4.6Counterparts. This Agreement may be executed on separate counterparts (including by facsimile, pdf or other electronic transmission), each of which is deemed to be an original and all of which taken together constitute one and the same agreement.
4.7Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by the Executive and the Company and their respective successors or assigns (and, in the case of the Executive, heirs and personal representatives), except that Executive may not assign any of his rights or delegate any of his obligations hereunder.
4.8Equitable Remedies. The Executive acknowledges and agrees that the Company would not have an adequate remedy at law in the event any of the provisions of Article III of this Agreement are not performed in accordance with their specific terms or are breached. Accordingly, the Executive agrees that the Company shall be entitled to an injunction or injunctions to prevent breaches of Article III of this Agreement and to enforce specifically the terms and provisions thereof in any action instituted in any court of competent jurisdiction, without posting a bond, in addition to any other remedies which may be available to it.
4.9Choice of Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California without regard to conflicts of laws principles thereof and all questions concerning the validity and construction hereof shall be determined in accordance with the laws of said state. Subject to the last sentence of this Section 4.9, by execution and delivery of this Agreement, each party irrevocably submits to the personal and exclusive jurisdiction of any federal or state court of competent jurisdiction located in the County of San Diego, State of California, relating to any breach of or to enforce this Agreement. Each party agrees that venue would be proper in any of such courts, and hereby waives any objection that any such court is an improper or inconvenient forum for the resolution of any such action. The parties further agree that the mailing by certified or registered mail, return receipt requested, to the addresses specified for notice in this Agreement, of any process or summons required by any such court shall constitute valid and lawful service of process against them, without the necessity for service by any other means provided by statute or rule of court. Nothing in this Agreement shall affect or limit any right to serve process in any other manner permitted by law or shall be construed to prevent the Company from bringing and pursuing, or in any way limit the right of the Company to bring or pursue, any action arising out of or in connection with Article III in any jurisdiction where the Executive is subject to personal jurisdiction and venue is proper.
4.10Dispute Resolution. Subject to the last sentence of this Section 4.10, if any dispute arises over the terms of this Agreement between the parties to this Agreement, either Executive or Company may submit the dispute to binding arbitration within 30 days after such dispute arises, to be governed by the evidentiary and procedural rules of the American Arbitration Association (Employment Arbitration Rules). Executive and Company shall mutually select one arbitrator within 10 days after a dispute is submitted to arbitration. In the event that the parties do not agree on the identity of the arbitrator within such period, the arbitrator shall be selected by the American Arbitration Association. The arbitrator shall hold a hearing on the dispute in San Diego, California within 30 days after having been selected and shall issue a written opinion within 15 days after the hearing. Executive and Company shall each be responsible for paying the fees of their own legal counsel, if legal counsel is obtained. Except for filing fees, all costs of the arbitrator shall be allocated by the arbitrator, but in no event will the Executive be obligated to pay more than he would have paid in any comparable court action. Either Executive or Company, or both parties, may file the decision of the arbitrator as a final, binding, and nonappealable judgment in a court of appropriate jurisdiction. Notwithstanding the foregoing provisions of this Section 4.10 to the contrary, matters in which an equitable remedy or injunctive relief is sought by a party, including but not limited to the remedies referred to in Section 4.8 hereof, shall not be required to be submitted to arbitration, if the party seeking such remedy or relief objects thereto, but shall instead be subject to the provisions of Section 4.9
4.11Amendments and Waivers. No provision of this Agreement may be amended or waived without the prior written consent of the parties hereto. The waiver by either party to this Agreement of a breach of any provision of this Agreement shall not be construed or operate as a waiver of any preceding or succeeding breach of the same or any other term or provision or as a waiver of any contemporaneous breach of any other term or provision or as a continuing waiver of the same or any other term or provision.
4.12Business Days. Whenever the terms of this Agreement call for the performance of a specific act on a specified date, which date falls on a Saturday, Sunday, or legal holiday, the date for the performance of such act shall be postponed to the next succeeding regular business day following such Saturday, Sunday, or legal holiday.
4.13No Third Party Beneficiary. Except for the parties to this Agreement and their respective successors, assigns, heirs and personal representatives, nothing expressed or implied in this Agreement is intended, or will be construed, to confer upon or give any person other than the parties hereto and their respective successors and assigns any rights or remedies under or by reason of this Agreement.
[SIGNATURES APPEAR ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first above written.
DEI HOLDINGS, INC.

By:    /s/ JAMES MINARIK
Name:    James Minarik
Title:    Chairman of the Board of Directors

/s/ KEVIN P. DUFFY
Kevin P. Duffy

Signature Page to Duffy Fifth A/R Employment Agreement

EXHIBIT A-1

[RELEASE FORM FOR UNDER AGE 40 EMPLOYEES ONLY]

DEI HOLDINGS, INC.
EMPLOYEE NAME
ADDRESS
ADDRESS
DATE
Dear [INSERT EMPLOYEE’S FIRST NAME]:
As a condition to receiving any severance pay or benefits under your Fifth Amended and Restated Employment Agreement with DEI HOLDINGS, INC. (the “Company”) dated as of [_________], 2017 (the “Employment Agreement”), you must sign a valid release of all claims you may have against the Company (a “Release”). This letter (the “Agreement”) constitutes that Release and will need to be signed and dated by you and returned to the Company in order for you to receive any payments or benefits under the terms of the Employment Agreement.
1.Effective Date. You have up to ten (10) calendar days after you receive this Agreement to review and consider it and decide to execute it or not execute it. The date you sign it will be the “Effective Date.”
2.Severance Payments or Benefits. The Company will make any severance payments to you and provide any benefits in accordance with the terms of your Employment Agreement, less all applicable withholding taxes, after the Effective Date; provided that you have timely signed and returned this Agreement.
3.Release of All Claims. In consideration for receiving the payments or benefits described in Paragraph 2 above, to the fullest extent permitted by applicable law, you waive, release and promise never to assert any claims or causes of action, whether or not now known, against the Company or its predecessors, successors or past or present subsidiaries, stockholders, directors, officers, employees, consultants, attorneys, agents, assigns and employee benefit plans with respect to any matter, including (without limitation) any matter related to your employment and termination of employment with the Company, including (without limitation) claims to attorneys’ fees or costs, claims of wrongful discharge, constructive discharge, emotional distress, defamation, invasion of privacy, fraud, breach of contract or breach of the covenant of good faith and fair dealing and any claims of discrimination or harassment based on sex, age, race, national origin, disability or any other basis under Title VII of the Civil Rights Act of 1964, the California Fair Employment and Housing Act, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act and all other laws and regulations relating to employment. However, this release covers only those claims that arose prior to the execution of this Agreement and only those claims that may be waived by applicable law. Execution of this Agreement does not bar any claim that arises hereafter, including (without limitation), a claim (a) for breach of this Agreement, (b) for indemnification or contribution under Section 2802 of the California Labor Code or that you may have under the organizational documents of the Company or from any other source (including any directors’ or officers’ insurance policy maintained by the Company, (c) to receive the payments and benefits described in Paragraph 2 above or (d) to receive any employee benefits payable pursuant to the terms of the applicable benefit plans of the Company or any of its Affiliates, which benefits shall be paid or provided in accordance with the terms thereof.

4.Waiver. You expressly waive and release any and all rights and benefits under Section 1542 of the California Civil Code (or any analogous law of any other state), which reads as follows:
A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.
Notwithstanding Section 1542, this Agreement shall extend and apply to all unknown, unsuspected and unanticipated injuries and damages as well as those that are now disclosed. You hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to the release of any unknown or unsuspected claims you may have against the Company.
5.No Admission. Nothing contained in this Agreement will constitute or be treated as an admission by you or the Company of liability, any wrongdoing or any violation of law.
6.Other Agreements; Entire Agreement. At all times in the future, you will remain bound by the Employment Agreement and any non-competition agreements and confidentiality, trade secrets, proprietary information and invention agreements you previously may have signed with the Company, which documents and agreements remain in full force and effect to the extent not inconsistent with this Agreement. Except as expressly provided in this Agreement, this Agreement constitutes the entire agreement between you and the Company regarding the subject matter of this Agreement. This Agreement may be modified only in a written document signed by you and a duly authorized officer of the Company.
7.Confidentiality of Agreement. You agree that you will not disclose to others the existence or terms of this Agreement, except that you may disclose such information to your spouse, attorney or tax adviser if such individuals agree that they will not disclose to others the existence or terms of this Agreement.
8.No Disparagement. You agree that you will never make any negative or disparaging statements (orally or in writing) about the Company or its stockholders, directors, officers, employees, products, services or business practices, except as required by law. These nondisparagement obligations shall not in any way affect your obligation to testify truthfully in any legal proceeding.
9.Return of Property. You confirm that, to the best of your knowledge, you have returned to the Company all Company property, including, without limitation, computer equipment/laptop, software, keys and access cards, credit cards, files and any documents (including computerized data and any copies made of any computerized data or software) containing information concerning the Company, its business or its business relationships (in the latter two cases, actual or prospective). You also commit to deleting and finally purging any duplicates of files or documents that may contain Company information from any computer or other device that remains your property. In the event that you discover that you continue to retain any such property, you shall return it to the Company immediately.
10.Severability. If any term of this Agreement is held to be invalid, void or unenforceable, the remainder of this Agreement will remain in full force and effect and will in no way be affected, and the parties will use their best efforts to find an alternate way to achieve the same result.

11.Enforceability. If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by
12.Attorneys’ Fees and Costs. In the event that either party brings an action to enforce or effect its rights under or relating to this Agreement, the prevailing party shall be entitled to recover its costs and expenses, including the costs of mediation, arbitration, litigation, court fees, and reasonable attorneys’ fees incurred in connection with such an action.
13.Choice of Law. This Agreement will be construed and interpreted in accordance with the laws of the State of California (other than any choice-of-law provisions that would require the application of the laws of any other jurisdiction).
14.Execution. This Agreement may be executed in counterparts, each of which will be considered an original, but all of which together will constitute one agreement. Execution of a facsimile or pdf copy will have the same force and effect as execution of an original, and a facsimile signature will be deemed an original and valid signature.
Remainder of Page Left Intentionally Blank

Please indicate your agreement with the above terms by signing below.
Very truly yours,
DEI HOLDINGS. INC.

By:    ____________________________________
Name:
Title:
I agree to the terms of this Agreement, and I am voluntarily signing this release of all claims. I acknowledge that I have read and understand this Agreement, and I understand that I cannot pursue any of the claims and rights that I have waived in this Agreement at any time in the future.

____________________________________
Signature of [INSERT EMPLOYEE NAME]
Dated:___________________________

EXHIBIT A-2

[RELEASE FORM FOR OVER AGE 40 EMPLOYEES--ONLY TO BE USED FOR AN INDIVIDUAL (NOT GROUP) TERMINATION]

DEI HOLDINGS, INC.
EMPLOYEE NAME
ADDRESS
ADDRESS
DATE
Dear [INSERT EMPLOYEE’S FIRST NAME]:
As a condition to receiving any severance pay or benefits under your Fifth Amended and Restated Employment Agreement with DEI HOLDINGS, INC. (the “Company”) dated as of [_________], 2017 (the “Employment Agreement”), you must sign and not revoke a valid release of all claims you may have against the Company (a “Release”). This letter (the “Agreement”) constitutes that Release and will need to be signed and dated by you and returned to the Company in order for you to receive any payments or benefits under the terms of the Employment Agreement.
1.Effective Date. You have the opportunity to consider this Agreement for twenty- one (21) days before signing it. To accept this Agreement, you must return a signed original of this Agreement so that it is received by the Company at or before the expiration of this twenty- one (21) day period. If you sign this Agreement within less than twenty-one (21) days of the date of its delivery to you, you acknowledge by signing this Agreement that such decision was entirely voluntary and that you had the opportunity to consider this Agreement for the entire twenty-one (21) day period. For the period of seven (7) days from the date when this Agreement becomes fully executed, you have the right to revoke this Agreement by written notice to the Company. For such a revocation to be effective, it must be delivered so that it is received by the Company at or before the expiration of the seven (7) day revocation period. This Agreement shall not become effective or enforceable during the revocation period. This Agreement shall become effective on the first business day following the expiration of the revocation period (the “Effective Date”).
2.Severance Payments or Benefits. The Company will make any severance payments to you and provide any benefits in accordance with the terms of your Employment Agreement, less all applicable withholding taxes, after the Effective Date; provided that you have timely signed and returned this Agreement.
3.Release of All Claims. In consideration for receiving the payments or benefits described in Paragraph 2 above, to the fullest extent permitted by applicable law, you waive, release and promise never to assert any claims or causes of action, whether or not now known, against the Company or its predecessors, successors or past or present subsidiaries, stockholders, directors, officers, employees, consultants, attorneys, agents, assigns and employee benefit plans with respect to any matter, including (without limitation) any matter related to your employment and termination of employment with the Company, including (without limitation) claims to attorneys’ fees or costs, claims of wrongful discharge, constructive discharge, emotional distress, defamation, invasion of privacy, fraud, breach of contract or breach of the covenant of good faith and fair dealing and any claims of discrimination or harassment based on sex, age, race, national origin, disability or any other basis under Title VII of the Civil Rights Act of 1964, the California

Fair Employment and Housing Act, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act and all other laws and regulations relating to employment. However, this release covers only those claims that arose prior to the execution of this Agreement and only those claims that may be waived by applicable law. Execution of this Agreement does not bar any claim that arises hereafter, including (without limitation), a claim (a) for breach of this Agreement, (b) for indemnification or contribution under Section 2802 of the California Labor Code or that you may have under the organizational documents of the Company or from any other source (including any directors’ or officers’ insurance policy maintained by the Company, (c) to receive the payments and benefits described in Paragraph 2 above or (d) to receive any employee benefits payable pursuant to the terms of the applicable benefit plans of the Company or any of its Affiliates, which benefits shall be paid or provided in accordance with the terms thereof.
4.Waiver. You expressly waive and release any and all rights and benefits under Section 1542 of the California Civil Code (or any analogous law of any other state), which reads as follows:
A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.
Notwithstanding Section 1542, this Agreement shall extend and apply to all unknown, unsuspected and unanticipated injuries and damages as well as those that are now disclosed. You hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to the release of any unknown or unsuspected claims you may have against the Company.
5.No Admission. Nothing contained in this Agreement will constitute or be treated as an admission by you or the Company of liability, any wrongdoing or any violation of law.
6.Other Agreements; Entire Agreement. At all times in the future, you will remain bound by the Employment Agreement and any non-competition agreements and confidentiality, trade secrets, proprietary information and invention agreements you previously may have signed with the Company, which documents and agreements remain in full force and effect to the extent not inconsistent with this Agreement. Except as expressly provided in this Agreement, this Agreement constitutes the entire agreement between you and the Company regarding the subject matter of this Agreement. This Agreement may be modified only in a written document signed by you and a duly authorized officer of the Company.
7.Confidentiality of Agreement. You agree that you will not disclose to others the existence or terms of this Agreement, except that you may disclose such information to your spouse, attorney or tax adviser if such individuals agree that they will not disclose to others the existence or terms of this Agreement.
8.No Disparagement. You agree that you will never make any negative or disparaging statements (orally or in writing) about the Company or its stockholders, directors, officers, employees, products, services or business practices, except as required by law. These nondisparagement obligations shall not in any way affect your obligation to testify truthfully in any legal proceeding.
9.Return of Property. You confirm that, to the best of your knowledge, you have returned to the Company all Company property, including, without limitation, computer equipment/laptop, software, keys and access cards, credit cards, files and any documents

(including computerized data and any copies made of any computerized data or software) containing information concerning the Company, its business or its business relationships (in the latter two cases, actual or prospective). You also commit to deleting and finally purging any duplicates of files or documents that may contain Company information from any computer or other device that remains your property. In the event that you discover that you continue to retain any such property, you shall return it to the Company immediately.
10.Severability. If any term of this Agreement is held to be invalid, void or unenforceable, the remainder of this Agreement will remain in full force and effect and will in no way be affected, and the parties will use their best efforts to find an alternate way to achieve the same result.
11.Enforceability. If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by
12.Attorneys’ Fees and Costs. In the event that either party brings an action to enforce or effect its rights under or relating to this Agreement, the prevailing party shall be entitled to recover its costs and expenses, including the costs of mediation, arbitration, litigation, court fees, and reasonable attorneys’ fees incurred in connection with such an action
13.Choice of Law. This Agreement will be construed and interpreted in accordance with the laws of the State of California (other than any choice-of-law provisions that would require the application of the laws of any other jurisdiction).
14.Execution. This Agreement may be executed in counterparts, each of which will be considered an original, but all of which together will constitute one agreement. Execution of a facsimile or pdf copy will have the same force and effect as execution of an original, and a facsimile signature will be deemed an original and valid signature.
Remainder of Page Left Intentionally Blank

Please indicate your agreement with the above terms by signing below.
Very truly yours,
DEI HOLDINGS. INC.

By:    ____________________________________
Name:
Title:
I agree to the terms of this Agreement, and I am voluntarily signing this release of all claims. I acknowledge that I have read and understand this Agreement, and I understand that I cannot pursue any of the claims and rights that I have waived in this Agreement at any time in the future.

____________________________________
Signature of [INSERT EMPLOYEE NAME]
Dated: ______________________________